Exhibit 16

Deloitte & Touche LLP 2500 One PPG Place Pittsburgh, PA 15222 USA Tel: +1 412 338 7200 www.deloitte.com

March 7, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of The PNC Financial Services Group, Inc. (“PNC”) Form 8-K/A dated November 15, 2006, to be filed on March 7, 2007, and have the following comments:

1. We have no basis upon which to agree or disagree with the statements made in the first paragraph, except that we agree that we submitted a proposal to serve as PNC’s independent registered public accounting firm for the years ending December 31, 2007, 2008, and 2009.

2. We agree with the statements made in the second paragraph, the third paragraph, the fourth paragraph, and the first sentence of the fifth paragraph.

3. We have no basis on which to agree or disagree with the statements made in the second sentence of the fifth paragraph or the sixth paragraph.

Yours truly,

/s/ DELOITTE & TOUCHE LLP

Member of Deloitte Touche Tohmatsu